EXHIBIT 11 - Statement regarding computation of per share earnings
Computation for the quarter ended                     September 30, September 30,
(Dollars in thousands, except per share data)             1994          1993
                                                         ----------    ----------
Primary earnings per share:
Weighted average number of shares                        35,246,423    32,758,860
Common stock equivalents computed under the
treasury stock method using average market price            488,267       501,323
                                                         ----------    ----------
Total                                                    35,734,690    33,260,183
                                                         ==========    ==========

Fully diluted earnings per share:
Weighted average number of shares                        35,246,423    32,758,860
Common stock equivalents computed under the
treasury stock method using the greater of ending
or average market price                                     488,304       544,256
Other potentially dilutive securities                     2,681,934     2,687,450
                                                         ----------    ----------
Total                                                    38,416,661    35,990,566
                                                         ==========    ==========

Net income                                                  $27,061       $21,775
Interest expense (net of tax) incurred for other
potentially dilutive securities                                $578          $579

Earnings per share:
Primary                                                        $.76          $.65
Fully diluted                                                   .72           .62
Computation for the nine months ended                 September 30, September 30,
(Dollars in thousands, except per share data)             1994          1993
                                                         ----------    ----------
Primary earnings per share:
Weighted average number of shares                        35,064,456    32,550,747
Common stock equivalents computed under the
treasury stock method using average market price            479,961       491,124
                                                         ----------    ----------
Total                                                    35,544,417    33,041,871
                                                         ==========    ==========

Fully diluted earnings per share:
Weighted average number of shares                        35,064,456    32,550,747
Common stock equivalents computed under the
treasury stock method using the greater of ending
or average market price                                     480,462       507,345
Other potentially dilutive securities                     2,685,591     2,687,450
                                                         ----------    ----------
Total                                                    38,230,509    35,745,542
                                                         ==========    ==========

Net income                                                  $75,899       $60,754
Interest expense (net of tax) incurred for other
potentially dilutive securities                              $1,737        $1,738

Earnings per share:
Primary                                                       $2.14          1.84
Fully diluted                                                  2.03          1.75

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